EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Circular of our report dated June 6, 2017 relating to the financial statements of Energy Hunter Resources, Inc., which is contained in such Offering Circular. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Offering Circular.

/s/ BDO USA, LLP

October 9, 2017
Dallas, Texas